Exhibit 99.1

Wyndham Destinations Reports Second Quarter 2019 Results;
Increases Full-Year Adjusted EPS and Free Cash Flow Guidance

ORLANDO, Fla. (July 30, 2019) — Wyndham Destinations, Inc. (NYSE:WYND), the world’s largest vacation ownership and exchange company, today reported second quarter 2019 financial results for the three months ended June 30, 2019. Highlights include:

•	Net income from continuing operations was $118 million and diluted earnings per share (EPS) from continuing operations was $1.26

•	Adjusted net income from continuing operations was $135 million and adjusted diluted EPS from continuing operations was $1.45

•	Adjusted EBITDA was $255 million, compared to $249 million in the prior year (1)

•	Net revenue of $1,039 million and net VOI sales of $481 million increased 3% and 4%, respectively

•	Gross VOI sales of $626 million increased 4%

•
Net cash provided by operating activities from continuing operations in the first half of 2019 was $266 million and adjusted free cash flow was $298 million, compared to $93 million and $195 million in the same period of the prior year, respectively

•	Repurchased 3.6 million shares of common stock for $155 million year-to-date through July 29, 2019

•
Increased 2019 adjusted diluted EPS from continuing operations guidance to a range of $5.38 to $5.58 and increased adjusted free cash flow from continuing operations guidance range to $555 million to $575 million

•	Reaffirmed 2019 adjusted EBITDA guidance range of $995 million to $1,015 million

Michael D. Brown, president and CEO of Wyndham Destinations, said, "Today we reported strong quarterly results and increased our guidance for both adjusted diluted earnings per share and adjusted free cash flow. Our initiatives around owner engagement delivered tangible benefits in the quarter as we saw an acceleration of owner arrivals and also an expansion in the growth of our Blue Thread initiatives."

"As we announced this morning, we determined that the sale of Wyndham Vacation Rentals to Vacasa for $162 million was the best option to return value to shareholders and we are confident that Vacasa is the ideal buyer. We remain focused on our core business while executing upon our strategic priorities. We have several key initiatives already in place, aimed at optimizing our balance sheet and generating strong free cash flow, which enables us to accelerate share repurchases in order to maximize shareholder value," said Brown.

(1) The comparison and variance between 2019 Adjusted EBITDA, adjusted diluted EPS from continuing operations and adjusted net income from continuing operations compared to the prior year was calculated using 2019 Adjusted data and 2018 Further Adjusted data in order to provide a more accurate comparison. See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures in accordance with GAAP.

Business Segment Results

Vacation Ownership

$ in millions	2019	2018	% change
Revenue	$810	$770	5%
Adj. EBITDA 2019 / Further Adj. EBITDA 2018 (1)	$193	$188	3%

Vacation Ownership revenues increased 5%, primarily due to a 4% increase in gross vacation ownership interest (VOI) sales to $626 million. Tours increased 3% year-over-year and Volume Per Guest (VPG) increased 1%.

Adjusted EBITDA increased 3% (1) to $193 million, primarily due to revenue growth of 5% and partially offset by higher marketing costs.

Gross vacation ownership contract receivables grew 5% year-over-year to $3.8 billion. The provision for loan loss as a percentage of gross VOI sales, net of fee-for-service sales, was 21.2% for the second quarter of 2019, an improvement from 21.4% during the second quarter of 2018.

Exchange & Rentals

$ in millions	2019	2018	% change
Revenue	$230	$238	(3)%
Adj. EBITDA 2019 / Further Adj. EBITDA 2018 (1)	$72	$70	3%

Exchange & Rentals revenues decreased 3%, primarily due to a 5% decline in exchange revenue per member and partially offset by 1% growth in the average number of members. The decline in exchange revenue per member was due to member mix, lower other product revenue and inventory supply challenges.

Adjusted EBITDA increased 3% (1) to $72 million, primarily driven by lower general and administrative costs, partially offset by a negative impact from currency.

Balance Sheet and Liquidity

Net Debt — As of June 30, 2019, the Company's leverage ratio was 2.9x, within the Company's target range of 2.25x to 3.0x. The Company had $3.1 billion of corporate debt outstanding, which excluded $2.4 billion of non-recourse debt related to its securitized notes receivable. Additionally, the Company had cash and cash equivalents of $257 million. Refer to Table 9 for definitions of net debt and leverage ratio.

Cash Flow — For the six months ended June 30, 2019, net cash provided by operating activities from continuing operations was $266 million, compared to $93 million in the prior year period. The increase was driven by higher net income and a decrease in cash used for working capital. Adjusted free cash flow from continuing operations was $298 million for the six months ended June 30, 2019, compared to $195 million in the same period of 2018. The increase in adjusted free cash flow was due to the increase in net cash provided by operating activities, lower separation-related payments and higher net securitization activity.

Share Repurchases — During the second quarter of 2019, the Company repurchased 1.5 million shares of common stock for $65 million at a weighted average price of $42.74 per share. As of June 30, 2019, the Company had $691 million remaining in its share repurchase authorization. Subsequent to the end of the second quarter, the Company repurchased an additional $30 million of shares through July 29.

Dividend — The Company paid a cash dividend of $0.45 per share on June 28, 2019 to shareholders of record as of June 14, 2019. The cash dividend represents a 10% increase over dividends paid in the fourth quarter of 2018.

Timeshare Receivables Financing — Subsequent to the end of the second quarter, the Company closed a $450 million term securitization on July 24, 2019 with a weighted average coupon rate of 2.96% and an advance rate of 98%.

Other

Wyndham Vacation Rentals — On July 30, 2019, the Company announced the sale of its Wyndham Vacation Rentals business to Vacasa for $162 million. The sale will be comprised of $45 million cash at closing, up to $30 million of Vacasa equity, and the remaining balance in either seller financing or cash at closing. The transaction is expected to close in the fall.

Outlook

The Company increased the following full-year 2019 guidance:

•	Adjusted net income from continuing operations of $503 million to $521 million, compared to the previous expectation of $493 million to $513 million

•
Adjusted diluted EPS from continuing operations of $5.38 to $5.58, based on a diluted share count of 93.4 million, which assumes no future share repurchases after June 30, 2019. The guidance has increased to reflect a lower share count from share repurchases

•	Adjusted free cash flow from continuing operations of $555 million to $575 million, compared to the previous expectation of $540 million to $560 million

The Company reaffirmed the following full-year 2019 guidance:

•	Adjusted EBITDA of $995 million to $1,015 million

•	Provision for loan loss as a percentage of gross VOI sales to be comparable to 2018, which was 20.5%

This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Please refer to Table 8 for further information.

Conference Call Information
Wyndham Destinations will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investor.wyndhamdestinations.com, or by dialing 877-876-9176, passcode WYND, 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today. Additionally, a telephone replay will be available for 10 days beginning at 12:00 p.m. ET today at 800-839-4016.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as adjusted EBITDA, adjusted diluted EPS from continuing operations and adjusted net income from continuing operations, which include or exclude certain items. The Company utilizes non-GAAP measures, defined in Table 9, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. The Company is also presenting non-GAAP results on a further adjusted basis for prior period comparison as if the spin-off of its hotel business and the sale of its European vacation rentals business had occurred for all periods presented. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release. See definitions on Table 9 for an explanation of our non-GAAP measures.

About Wyndham Destinations
Wyndham Destinations (NYSE:WYND) believes in putting the world on vacation. As the world’s largest vacation ownership and exchange company, Wyndham Destinations offers everyday travelers the opportunity to own, exchange or rent their vacation experience while enjoying the quality, flexibility and value that Wyndham delivers. The company’s global presence in approximately 110 countries means more vacation choices for its more than four million members and owner families: Wyndham’s more than 220 vacation club resorts, which offer a contemporary take on the timeshare model, with signature brands including CLUB WYNDHAM®, WorldMark® by Wyndham, Margaritaville Vacation Club® by Wyndham, and Shell Vacations Club; 4,300+ affiliated resorts through RCI, the world’s leader in vacation exchange; and over 9,000 rental properties from coast to coast through Wyndham Vacation Rentals, one of North America’s largest professionally managed vacation rental businesses. Year-after-year, a worldwide team of nearly 25,000 associates delivers exceptional vacation experiences to families around the globe as they make memories to last a lifetime. At Wyndham Destinations, our world is your destination. Learn more at wyndhamdestinations.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Wyndham Destinations, Inc. (“Wyndham Destinations” or the “Company”) to differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements contained in this press release include statements related to Wyndham Destinations’ current views and expectations with respect to its future performance and operations (including the statements in the “Outlook” section of this press release). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that might cause such a difference include, but are not limited to, general economic conditions, the performance of the financial and credit markets, the competition in and the economic environment for the timeshare industry, the impact of war, terrorist activity or political strife, operating risks associated with the vacation ownership and vacation exchange and rentals businesses, uncertainties related to our ability to realize the anticipated benefits of the spin-off of the hotel business (“Spin-off”) Wyndham Hotels & Resorts, Inc. (“Wyndham Hotels”) or the divestiture of our European vacation rentals business, unanticipated developments related to the impact of the Spin-off, the divestiture of our European vacation rentals business and related transactions on our relationships with our customers, suppliers, employees and others with whom we have relationships, unanticipated developments resulting from possible disruption to our operations resulting from the Spin-off and the divestiture of our European vacation rentals business, the proposed strategic transaction involving our North American vacation rentals business may not prove successful and could result in operating difficulties, the timing and amount of future dividends and share repurchases and those disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 26, 2019. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Christopher Agnew
Senior Vice President, FP&A and Investor Relations
(407) 626-4050
Christopher.Agnew@wyn.com

Media:
Vanessa Picariello
Public Relations
(407) 626-5420
Vanessa.Picariello@wyn.com

Wyndham Destinations
Table of Contents

Table Number

1.	Condensed Consolidated Statements of Income (Unaudited)

2.	Summary Data Sheet

3.	Operating Statistics

4.	Revenue by Reportable Segment

5.	Non-GAAP Measure: Reconciliation of Net Income to Adjusted EBITDA to Further Adjusted Net Income From Continuing Operations

6.	Non-GAAP Measure: Reconciliation of Net VOI Sales to Gross VOI Sales

7.	Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities from Continuing Operations to Adjusted Free Cash Flow from Continuing Operations

8.	2019 Guidance

9.	Definitions

Table 1

Wyndham Destinations
Condensed Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net revenues
Net VOI sales	$481	$462	$856	$820
Service and membership fees	409	409	815	828
Consumer financing	128	120	253	237
Other	21	16	33	29
Net revenues	1,039	1,007	1,957	1,914

Expenses
Operating	421	418	818	821
Cost of vacation ownership interests	50	47	81	78
Consumer financing interest	26	20	52	39
Marketing	170	155	317	286
General and administrative	123	133	251	286
Separation and related costs	22	133	36	163
Restructuring	1	—	4	—
Depreciation and amortization	28	36	59	73
Total expenses	841	942	1,618	1,746

Operating income	198	65	339	168
Other (income), net	(2)	(5)	(12)	(11)
Interest expense	40	46	82	91
Interest (income)	(2)	(2)	(4)	(3)
Income before income taxes	162	26	273	91
Provision for income taxes	44	38	74	62
Net income/(loss) from continuing operations	118	(12)	199	29
Loss from discontinued operations, net	—	(42)	—	(49)
Gain on disposal of discontinued operations, net	6	432	5	432
Net income attributable to WYND shareholders	$124	$378	$204	$412

Basic earnings per share
Continuing operations	$1.27	$(0.12)	$2.12	$0.29
Discontinued operations	0.06	3.90	0.05	3.83
	$1.33	$3.78	$2.17	$4.12

Diluted earnings per share
Continuing operations	$1.26	$(0.12)	$2.12	$0.29
Discontinued operations	0.06	3.89	0.05	3.82
	$1.32	$3.77	$2.17	$4.11

Weighted average shares outstanding
Basic	93.0	100.0	93.7	100.1
Diluted	93.3	100.3	94.0	100.4

Table 2

Wyndham Destinations
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Consolidated Results

Net income attributable to WYND shareholders	$124	$378	(67)%	$204	$412	(50)%
Diluted earnings per share	$1.32	$3.77	(65)%	$2.17	$4.11	(47)%
Net income from continuing operations	$118	$(12)	1,083%	$199	$29	586%
Diluted earnings per share from continuing operations	$1.26	$(0.12)	1,150%	$2.12	$0.29	631%

Adjusted Earnings from Continuing Operations
Adjusted EBITDA	$255	$243	5%	$459	$432	6%
Adjusted net income	$135	$118	14%	$233	$195	19%
Adjusted diluted earnings per share	$1.45	$1.18	23%	$2.48	$1.94	28%

Further Adjusted Earnings from Continuing Operations (a)
Further adjusted EBITDA	$255	$249	2%	$459	$446	3%
Further adjusted net income	$135	$125	8%	$233	$210	11%
Further adjusted diluted earnings per share	$1.45	$1.25	16%	$2.48	$2.09	19%

Segment Results

Net Revenues
Vacation Ownership	$810	$770	5%	$1,493	$1,431	4%
Exchange & Rentals	230	238	(3)%	466	484	(4)%
Corporate and other	(1)	(1)		(2)	(1)
Total	$1,039	$1,007	3%	$1,957	$1,914	2%

Adjusted EBITDA
Vacation Ownership	$193	$194	(1)%	$331	$327	1%
Exchange & Rentals	72	70	3%	151	149	1%
Segment Adjusted EBITDA	265	264		482	476
Corporate and other	(10)	(21)		(23)	(44)
Total Adjusted EBITDA	$255	$243	5%	$459	$432	6%

Further Adjusted EBITDA
Vacation Ownership	$193	$188	3%	$331	$317	4%
Exchange & Rentals	72	70	3%	151	149	1%
Segment Further Adjusted EBITDA	265	258		482	466
Corporate and other	(10)	(10)		(23)	(20)
Total Further Adjusted EBITDA	$255	$249	2%	$459	$446	3%

Adjusted EBITDA Margin (b)	24.5%	24.7%		23.5%	23.3%

Key Operating Statistics

Vacation Ownership
Gross VOI sales	$626	$602	4%	$1,110	$1,067	4%
Tours (in thousands)	249	241	3%	441	431	2%
VPG (in dollars)	$2,425	$2,411	1%	$2,416	$2,363	2%
New owner sales mix	38.1%	38.3%		37.6%	37.5%

Exchange & Rentals
Average number of members (in thousands)	3,893	3,844	1%	3,884	3,848	1%
Exchange revenue per member (in dollars)	$165.00	$173.05	(5)%	$175.18	$183.88	(5)%

Note: Amounts may not add due to rounding. See Table 9 for definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 5.

Table 2
(continued)

(a)     2018 is further adjusted to reflect results as if Wyndham Hotels & Resorts were separated from Wyndham Destinations and the sale of the European rentals business was completed for all periods.
(b)    The comparison and variance between 2019 Adjusted EBITDA margin, compared to the prior year was calculated using
2019 Adjusted data and 2018 Further Adjusted data in order to provide a more accurate comparison. See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures in accordance with GAAP.

Table 3

Wyndham Destinations
Operating Statistics

The following operating statistics are the drivers of the Company's revenues and therefore provide an enhanced understanding of the Company's businesses:

	Year	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership (a)
Gross VOI Sales (in millions) (b)	2019	$484	$626	—	—	—
	2018	$465	$602	$640	$564	$2,271
	2017	$438	$562	$600	$538	$2,138

Tours (in thousands)	2019	192	249	—	—	—
	2018	190	241	259	214	904
	2017	176	235	247	210	869

VPG	2019	$2,405	$2,425	—	—	—
	2018	$2,303	$2,411	$2,350	$2,499	$2,392
	2017	$2,354	$2,302	$2,299	$2,438	$2,345

Provision for Loan Losses (in millions) (c)	2019	$(109)	$(129)	—	—	—
	2018	$(92)	$(126)	$(132)	$(106)	$(456)
	2017	$(85)	$(111)	$(123)	$(101)	$(420)

Provision for Loan Loss as a Percentage of Gross VOI Sales, net of fee-for-service sales	2019	22.5%	21.2%	—	—	—
	2018	20.4%	21.4%	20.8%	19.3%	20.5%
	2017	19.6%	19.8%	20.9%	19.3%	20.0%

Allowance for Loan Losses (in millions)	2019	$721	$735	—	—	—
	2018	$684	$705	$743	$734	$734
	2017	$619	$643	$684	$691	$691

Gross Vacation Ownership Contract Receivables (in millions)	2019	$3,741	$3,783	—	—	—
	2018	$3,560	$3,609	$3,732	$3,771	$3,771
	2017	$3,377	$3,435	$3,547	$3,591	$3,591

Allowance for Loan Loss as a Percentage of Gross Vacation Ownership Contract Receivables	2019	19.3%	19.4%	—	—	—
	2018	19.2%	19.5%	19.9%	19.5%	19.5%
	2017	18.3%	18.7%	19.3%	19.2%	19.2%

Exchange & Rentals (a)
Average Number of Members (in thousands)	2019	3,875	3,893	—	—	—
	2018	3,852	3,844	3,857	3,833	3,847
	2017	3,817	3,791	3,792	3,796	3,799

Exchange Revenue Per Member	2019	$185.40	$165.00	—	—	—
	2018	$194.70	$173.05	$163.84	$152.51	$171.04
	2017	$195.84	$174.12	$172.43	$164.45	$176.74

Note:    Full year amounts and percentages may not compute due to rounding.
(a)     Includes the impact of acquisitions from the acquisition dates forward.

(b)	Includes Gross VOI sales under the Company's fee-for-service sales. (See Table 6 for a reconciliation of Net VOI sales to Gross VOI sales).
(c)     Represents provision for estimated losses on vacation ownership contract receivables originated during the period, which is recorded as a contra revenue to vacation ownership interest sales on the Consolidated Statements of Income.

Table 4

Wyndham Destinations
Revenue by Reportable Segment
(in millions)

	2019
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$375	$481	—	—	—
Property Management Fees and Reimbursable Revenues	170	170	—	—	—
Consumer Financing	125	128	—	—	—
Other Revenues	13	31	—	—	—
Total Vacation Ownership	683	810	—	—	—

Exchange & Rentals
Exchange Revenues	180	161	—	—	—
Rental & Other Revenues	56	69	—	—	—
Total Exchange & Rentals	236	230	—	—	—
Total Reportable Segments	$919	$1,040	—	—	—

	2018
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$358	$462	$503	$446	$1,769
Property Management Fees and Reimbursable Revenues	164	162	172	168	665
Consumer Financing	118	120	126	128	491
Other Revenues	21	26	19	23	91
Total Vacation Ownership	661	770	820	765	3,016

Exchange & Rentals
Exchange Revenues	188	166	158	146	658
Rental & Other Revenues	58	72	85	45	260
Total Exchange & Rentals	246	238	243	191	918
Total Reportable Segments	$907	$1,008	$1,063	$956	$3,934

	2017
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$350	$446	$466	$422	$1,684
Property Management Fees and Reimbursable Revenues	163	164	160	162	649
Consumer Financing	111	114	119	120	463
Other Revenues	15	21	23	25	85
Total Vacation Ownership	639	745	768	729	2,881

Exchange & Rentals
Exchange Revenues	187	165	163	156	671
Rental & Other Revenues	56	69	85	46	256
Total Exchange & Rentals	243	234	248	202	927
Total Reportable Segments	$882	$979	$1,016	$931	$3,808

Note:     Full year amounts may not add across due to rounding.

Table 5

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net Income to Adjusted EBITDA to
Further Adjusted Net Income From Continuing Operations
(in millions, except diluted per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	EPS	2018	EPS	2019	EPS	2018	EPS
Net Income attributable to Wyndham Destinations shareholders	$124	$1.32	$378	$3.77	$204	$2.17	$412	$4.11
Gain on disposal of discontinued operations, net of income taxes	6		432		5		432
Loss from discontinued operations, net of income taxes	—		(42)		—		(49)
Net income from continuing operations	$118	$1.26	$(12)	$(0.12)	$199	$2.12	$29	$0.29
Restructuring costs	1		—		4		—
Separation-related	22		133		36		163
Legacy items	(1)		—		1		—
Amortization of acquired intangibles (a)	1		3		4		6
Debt modification costs in interest expense	—		2				2
Taxes (b)	(5)		(8)		(11)		(5)
Adjusted net income from continuing operations	$135	$1.45	$118	$1.18	$233	$2.48	$195	$1.94
Income taxes on adjusted net income	49		46		85		67
Stock-based compensation expense (c)	5		4		8		17
Depreciation	27		33		55		67
Interest expense	40		44		82		89
Interest income	(2)		(2)		(4)		(3)
Adjusted EBITDA	$255		$243		$459		$432
Separation and other adjustments (d)	—		6		—		14
Further adjusted EBITDA (e)	$255		$249		$459		$446
Depreciation (f)	(27)		(31)		(55)		(62)
Interest expense (g)	(40)		(42)		(82)		(83)
Interest income	2		2		4		3
Stock-based compensation (c)	(5)		(4)		(8)		(13)
Further adjusted taxes (h)	(49)		(49)		(85)		(81)

Further adjusted net income from continuing operations (e)	$135	$1.45	$125	$1.25	$233	$2.48	$210	$2.09

Diluted Shares Outstanding	93.3		100.3		94.0		100.4

Amounts may not add due to rounding. The table above reconciles certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income from continuing operations and adjusted diluted EPS from continuing operations to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. The Company is also presenting non-GAAP results on a further adjusted basis as if the spin-off of its hotel business and the sale of its European vacation rentals business had occurred for all periods presented. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated. The variance between 2019 Adjusted EBITDA, adjusted diluted EPS from continuing operations and adjusted net income from continuing operations compared to the prior year was calculated using 2019 Adjusted data and 2018 Further Adjusted data in order to provide a more accurate comparison. See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures.

(a)    Amortization of acquisition-related assets is excluded from adjusted net income from continuing operations, adjusted
EBITDA, further adjusted EBITDA and further adjusted net income from continuing operations.
(b)     In the three and six months ended June 30, 2019, amounts represent the tax effect of the adjustments. In the three months ended June 30, 2018, amounts represent the tax effect of the adjustments totaling $38 million partially offset by $30 million of non-cash state tax expense related to the separation of the hotel business. In the six months ended June 30, 2018, amounts represent the tax effect of the adjustments totaling $48 million partially offset by $30 million

Table 5
(continued)

of non-cash state tax expense related to the separation of the hotel business and $13 million of non-cash tax expense from certain internal restructurings associated with the sale of the European vacation rentals business.
(c)     All stock-based compensation is excluded from adjusted EBITDA and further adjusted EBITDA. Stock-based compensation for the Wyndham Destinations' equity recipients is included as a reduction to further adjusted net income from continuing operations.
(d)     Includes 2018 incremental license fees paid to Wyndham Hotels & Resorts and other corporate costs being effected in order to reflect the Company's position as if the spin-off had occurred for all periods presented.
(e)    2018 is further adjusted to reflect results as if Wyndham Hotels & Resorts were separated from Wyndham Destinations and the sale of the European rentals business was completed for all periods.
(f)    Excludes depreciation related to corporate assets transferred to Wyndham Hotels & Resorts.
(g)    For 2018 comparative purposes, interest expense for 2018 was calculated based on $3.0 billion of outstanding debt, excluding non-recourse vacation ownership debt, and a non-investment-grade rating, resulting in higher interest rates for select tranches of notes.
(h)    For the first quarter of 2018, an effective tax rate of 27% was assumed.

Table 6

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net VOI Sales to Gross VOI Sales
(in millions)

The Company believes gross VOI sales provide an enhanced understanding of the performance of its vacation ownership business because it directly measures the sales volume of this business during a given reporting period.

The following table provides a reconciliation of Net VOI sales (see Table 4) to Gross VOI sales (see Table 3):

Year
2019	Q1	Q2	Q3	Q4	Full Year

Net VOI sales	$375	$481	$—	$—	$—
Loan loss provision	109	129	—	—	—
Gross VOI sales, net of fee-for-service sales	484	610	—	—	—
Sales under fee-for-service	—	16	—	—	—
Gross VOI sales	$484	$626	$—	$—	$—

2018

Net VOI sales	$358	$462	$503	$446	$1,769
Loan loss provision	92	126	132	106	456
Gross VOI sales, net of fee-for-service sales	450	588	635	552	2,225
Sales under fee-for-service	15	14	5	12	46
Gross VOI sales	$465	$602	$640	$564	$2,271

2017

Net VOI sales	$350	$446	$466	$422	$1,684
Loan loss provision	85	111	123	101	420
Gross VOI sales, net of fee-for-service sales	435	557	589	523	2,104
Sales under fee-for-service	3	5	11	15	34
Gross VOI sales	$438	$562	$600	$538	$2,138

The following includes primarily tele-sales upgrades and other non-tour revenue, which are excluded from Gross VOI sales in the Company's VPG calculation (see Table 3):

Non-tour revenue	Q1	Q2	Q3	Q4	Full Year

2019	$21	$23	—	—	—
2018	$28	$21	$31	$29	$108
2017	$24	$20	$32	$26	$102

Note: Amounts may not add due to rounding.

Table 7

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities from Continuing Operations to Adjusted Free Cash Flow from Continuing Operations
(in millions)

	Six Months Ended June 30,
	2019	2018

Net cash provided by operating activities from continuing operations	$266	$93
Property and equipment additions	(50)	(41)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	17	(7)
Free cash flow from continuing operations	$233	$45
Separation and other adjustments (a)	65	150
Adjusted free cash flow from continuing operations	$298	$195

(a)     Includes cash paid for separation-related activities in 2019 and 2018 and certain adjustments to 2018 for comparative purposes for incremental license fees to Wyndham Hotels and Resorts and other corporate costs being effected in order to reflect the Company's position as if the spin-off had occurred for all periods presented.

Table 8

Wyndham Destinations
2019 Guidance
(in millions, except per share amounts)

	2019 Guidance		2018A (a)	Year-over-Year Growth at
	Low	High		Midpoint

Net Revenues
Vacation Ownership	$3,199	$3,279	$3,016	7%
Exchange & Rentals	920	940	918	1%
Corporate and other	1	1	(3)
Total	$4,120	$4,220	$3,931	6%

Adjusted EBITDA	$995	$1,015	$942	7%
Separation and other costs (a)	—	—	15
Further adjusted EBITDA (a)	$995	$1,015	$957	5%
Stock-based compensation	(19)	(17)	(18)
Depreciation and amortization (b)	(116)	(114)	(121)
Net interest expense	(162)	(160)	(159)
Adjusted pre-tax income	$698	$724	$659	8%
Adjusted taxes (c)	(195)	(203)	(179)
Adjusted net income from continuing operations	$503	$521	$480	7%

Weighted average diluted shares outstanding	93.4	93.4	99.2
Adjusted diluted earnings per share from continuing operations	$5.38	$5.58	$4.84	13%

Note: Amounts may not add due to rounding. The Company is providing guidance for adjusted net income from continuing operations, adjusted EBITDA and adjusted diluted EPS only on a non-GAAP adjusted basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments or other potential adjustments that may arise in the future. Definitions are included in Table 9.

	2019 Guidance		2018A	Adjusted EBITDA Impact of
Full-Year Drivers	Low	High		100 bps Change (d)

Vacation Ownership
Tours	5%	7%	4%	$7.0
VPG	1%	3%	2%	$10.0

Exchange & Rentals
Average number of members	—%	2%	1%	$4.5
Exchange revenue per member	(2%)	—%	(3%)	$6.5

(a)    2018 is adjusted to reflect results as if Wyndham Hotels & Resorts were separated from Wyndham Destinations and the sale of the European vacation rentals business was completed for all periods.
(b)    Excludes amortization of acquisition-related intangible assets.
(c)    2019 guidance assumes an effective tax rate of 28%.
(d)    Sensitivities for revenue drivers are based on average systemwide trends. Operating circumstances including but not limited to brand mix, product mix, geographical concentration or market segment result in variability, which may change the impact.

Table 9

Definitions
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, transaction costs and impairments, and items that meet the conditions of unusual and/or infrequent. We believe that Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted net income from continuing operations: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, amortization of acquisition-related assets, debt modification costs, impairments, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments.
Adjusted diluted earnings per share: A non-GAAP measure, defined by the Company as Adjusted net income from continuing operations divided by the diluted weighted average number of common shares.
Further adjusted earnings measures: For 2018, a non-GAAP measure, defined by the Company to exclude certain items including impairment charges, restructuring and other related charges, transaction-related items, contract termination costs and other significant charges which in the Company's view does not reflect ongoing performance. Further adjusted earnings measures adjust for license fees, credit card income and corporate expense to reflect the performance of the Company as if it were separated from Wyndham Hotels & Resorts and the sale of the European rentals business was completed for all reported periods. All further adjusted earnings measures are reported from continuing operations, unless otherwise noted. Wyndham Destinations believes that these measures are useful to investors as supplemental measures in evaluating the aggregate performance of the Company. A full reconciliation of non-GAAP measures to GAAP are included in Table 5.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Volume Per Guest (VPG): Represents Gross VOI sales (excluding tele-sales upgrades, which are non-tour upgrade sales) divided by the number of tours. The Company has excluded non-tour upgrade sales in the calculation of VPG because non-tour upgrade sales are generated by a different marketing channel.
Average Number of Members: Represents members in our vacation exchange programs who paid annual membership dues as of the end of the period or who are within the allowed grace period. For additional fees, such participants are entitled to exchange intervals for intervals at other properties affiliated with the Company's vacation exchange business. In addition, certain participants may exchange intervals for other leisure-related services and products.
Exchange Revenue Per Member: Represents total annualized revenues generated from fees associated with memberships, exchange transactions, member-related rentals and other servicing for the period divided by the average number of vacation exchange members during the period.
Free Cash Flow from Continuing Operations (FCF): A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. The Company believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measures of net cash provided by operating activities as a means for evaluating Wyndham Destinations is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Free Cash Flow from Continuing Operations: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back corporate and other costs and separation adjustments associated with the spin-off to reflect the performance of the Company as if it were separated from Wyndham Hotels & Resorts during all reported periods.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA.